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Exhibit 5.1

[Letterhead of Latham & Watkins LLP]

August 11, 2005

Atlantic Express Transportation Corp.
7 North Street
Staten Island, New York 10302-1205

  Re:
  Registration Statement on Form S-1
  (Registration No. 333-117124)

Ladies and Gentlemen:

        We have acted as special counsel to Atlantic Express Transportation Corp., a New York corporation (the "Company"), in connection with the registration by the Company of 155,725 common shares, par value $0.01 per share (the "Shares"), all of which are to be offered and sold by certain shareholders of the Company (the "Selling Shareholders"), pursuant to a registration statement on Form S-1 under the Securities Act of 1933, as amended (the "Act"), filed with the Securities and Exchange Commission (the "Commission") on July 2, 2004 (File No. 333-117124), as amended by Amendment No. 1 filed with the Commission on August 11, 2005 (collectively, the "Registration Statement"). The Shares are issuable upon the exercise of warrants ("Warrants") issued pursuant to (a) the Warrant Agreement, dated as of April 22, 2004 (the "2004 Warrant Agreement"), by and among the Company and The Bank of New York, as warrant agent, and (b) the Note and Warrant Purchase Agreement, dated March 3, 2005 (the "2005 Warrant Agreement" and, together with the 2004 Warrant Agreement, the "Warrant Agreements"), by and among the Company and Airlie Opportunity Capital Management, L.P. This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, other than as to the validity of the Shares.

        As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon the foregoing and upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters.

        We are opining herein only as to General Corporation Law of the State of New York, and we express no opinion with respect to any other laws.

        Subject to the foregoing, it is our opinion that, as of the date hereof, the Shares have been duly authorized by all necessary corporate action of the Company, and, upon issuance and delivery upon due exercise and full payment of the exercise price pursuant to the terms of the Warrants and Warrant Agreements, the Shares will be validly issued, fully paid and nonassessable.

        This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of federal securities laws. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Prospectus under the heading "Validity of the Securities." In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

                      Very truly yours,

                      /s/ Latham & Watkins LLP

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